Exhibit 99.3

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine-Month Periods Ended September 30,
(in thousands)	2015	2014
Cash flows from operating activities
Net loss	$(30,287)	$(47,185)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	2,694	3,311
Amortization of debt discount and financing costs	699	579
Stock-based compensation	9,813	6,944
Non-cash portion of gain on lease amendments	(3,043)	—
Other items	21	242
Changes in assets and liabilities
Accounts receivable	(758)	376
Inventory	(1,990)	(1,348)
Prepaid expenses and other assets	(15,410)	85
Accounts payable	364	4,128
Accrued expenses	1,523	821
Deferred service revenue	303	1,661
Deferred contractual revenue	(10,788)	(5,088)
Other liabilities	(316)	(637)
Net cash used in operating activities	(47,175)	(36,111)
Cash flows from investing activities
Purchase of property and equipment	(2,131)	(1,132)
Disposal of property and equipment	12	—
Purchase of investments	(43,715)	(97,468)
Sales of investments	8,317	—
Maturities of investments	68,553	119,673
Net cash provided by investing activities	31,036	21,073
Cash flows from financing activities
Proceeds from issuance of common stock from equity plans	5,465	3,319
Proceeds from issuance of common stock from at-the-market equity offering, net of issuance costs	1,433	20,768
Net cash provided by financing activities	6,898	24,087
Net increase (decrease) in cash and cash equivalents	(9,241)	9,049
Cash and cash equivalents at beginning of period	36,449	26,362
Cash and cash equivalents at end of period	$27,208	$35,411

Supplemental disclosure of non-cash investing and financing activities
Inventory transferred to property and equipment	1,704	—